Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-170432, 333-174031, 333-171909 and 333-171910 on Form S-8 of our report dated April 7, 2011, relating to the consolidated and combined financial statements of The Howard Hughes Corporation (the “Company”) and certain entities that were transferred from General Growth Properties, Inc. to the Company on November 9, 2010 (the “HHC Businesses”)  (for which the report expresses an unqualified opinion on those consolidated and combined financial statements and includes  explanatory paragraphs regarding the HHC Businesses’ inclusion of allocations of certain operating expenses from General Growth Properties, Inc. until the entities were transferred to the Company on November 9, 2010 and emergence from bankruptcy on November 9, 2010) and the financial statement schedule, appearing in this Annual Report on Form 10-K of The Howard Hughes Corporation for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 7, 2011